UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

Annual Report Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2021

MONEY WITH MEANING FUND, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10961

Delaware	82-1462270
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

300 S Orange Ave, Suite 1000 Orlando, Florida 32801	407-378-6868
(Address of principal executive offices)	Issuer’s telephone number, including area code

PART II

Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward- looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” “we will” or similar expressions.

Because we are talking about a new business, most of the things we say are forward-looking statements. In fact, everything we say is a forward-looking statement, other than statements of historical fact.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events. Many of these events are outside our control.

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law.

Item 1. Business

Money With Meaning Fund, LLC, which we refer to in this form as “Company” (and sometimes as “we”, “us” or “our”), was formed to invest in (buy) non-performing mortgage loans, meaning loans that are secured by a mortgage on real estate (typically a single-family residential property) and delinquent in payment.

After we buy a loan, we typically reach out to the homeowner to achieve a speedy resolution that is acceptable both to the homeowner and to us. Depending on a number of factors, one of four things typically happens:

1)	The homeowner is able to refinance the loan and stay in the house.

2)	Without refinancing, we accept a discounted lump sum for the loan and the homeowner stays in the house.

3)	We modify the terms of the loan and the homeowner stays in the house.

4)	Where the homeowner cannot afford to stay in the house, we take ownership of the house (usually on a consensual basis, but sometimes through foreclosure) and sell it.

We make a profit if our revenue – the proceeds we receive from the sale or other dispositions of loans, the proceeds we receive from selling houses, and any loan payments we receive from homeowners along the way – exceeds the price we paid for the loans in the first place, after subtracting all our expenses (e.g., loan servicing costs and management and legal fees).

Apart from making a profit, we try to achieve socially meaningful goals, including:

●	Give low-to-moderate-income Americans the security and stability of home ownership.

●	Increase social awareness of this mission.

●	Strengthen neighborhoods.

●	Create value that can pass from generation to generation.

●	Make the system work, or at least work better, for those of moderate means.

●	Create a viable business model demonstrating that capitalism doesn’t have to be cruel.

●	Give our investors a channel to benefit financially by doing social good.

Investment Strategy

We believe the Company can buy distressed (non-performing) residential mortgage loans at significant discounts to their unpaid principal balances and, more importantly, to their current and future market values. Many depository institutions and other holders of portfolios of sub -performing or non-performing mortgage loans in the United States continue to be under financial duress and may be motivated to sell these loans at favorable prices. In addition, government-related agencies acting as receivers, such as the Federal Deposit Insurance Corporation, have acquired and are expected to continue to acquire significant portfolios of troubled loans from failed depository institutions. In addition to sellers who may be under duress, many sellers prioritize their non- performing loan portfolios and look to sell the smallest, most distressed loans to other investors willing to take on the resolution.

The size of the non-performing and sub-performing residential mortgage loan market has grown considerably in the last few years, and we believe it will continue to grow. We believe that close to $300 billion of residential mortgage loans are troubled or at significant risk of default in their present state.

According to a 2016 Negative Equity Report published by Zillow, the condition of “negative equity,” where the amount of mortgage debt exceeds the value of the home, is concentrated in communities of lower value homes, like so many social problems in our country. Separating the housing market into “bottom-tier,” “middle- tier,” and “highest-tier,” the report concludes that 16.9% of all bottom-tier homes were in negative equity in the third quarter of 2016. In contrast just 6.8% of the highest-tier homes suffered from negative equity. Affiliates of the Company have generally invested in lower- dollar value loans, corresponding to the mortgage loans on lower value homes, and we anticipate that the Company will do the same thing.

Our focus is on distressed mortgage loans on residential properties worth less than $125,000. We believe the Company will be one of only a few national, institutional- quality buyers (with committed capital) for these lower dollar -value assets, and it seeks to acquire assets that are too small and too distressed to be a high priority for larger banks, hedge funds, or other large buyers.

The Company intends to invest primarily in U.S. single -family residential mortgage loans, secured by one-to-four-family homes. On occasion, if we believe it would be a good idea based on market conditions, the Company might also acquire (i) direct interests in real estate, (ii) mortgage loans secured by more than four family homes, and/or (iii) and commercial loans. Despite these occasional purchases, the Company expects that mortgage loans secured by one-to-four-family homes will comprise more than 90% of its total portfolio, although we are not bound by that figure.

Competition

Many companies and individuals compete to invest in the same kinds of loans the Company buys. The more competition there is, the more the Company will be required to pay for loans and the more risk the Company will be required to assume to obtain a given return (yield) on its investments.

Risks of Investing

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risks of Investing” contained in our Post-Qualification Offering Circular which may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Units.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Results of Operations

On September 10, 2019, we commenced operations upon satisfying the $250,000 million minimum offering requirement for our initial Offering. For the years ended December 31, 2021, and 2020, we had gains and losses in the amount of $15,838 and ($29,176), respectively.

Revenue

Interest Income and Realized Gain/(Loss)

For the years ended December 31, 2021 and 2020, we had interest income of $168,574 and $64,484, respectively and realized gain of $132,318 and $49,084, respectively.

Expenses

General and Administrative

For the years ended December 31, 2021, and 2020, we incurred general and administrative expenses of $182,554 and $133,305, respectively, which included auditing and professional fees, bank fees, and other costs associated with operating our business.

Capital Resources

Apart from our efforts to raise money via the sale of Class A Units in the Offering, we are not aware of any material trends, favorable or unfavorable, in our capital resources, or any expected material changes in the mix and relative cost of such resources. We have raised capital of $1,057,240 and request for withdrawals of $95,668 as of December 31, 2021.

Asset Management Fees

For the years ended December 31, 2021 and 2020, we incurred asset management fees of zero in both the years. For the year ended December 31, 2021 and 2020, the Manager reimbursed the expenses of $14,703 and $4,695 respectively to the Company.

The Manager is entitled to a monthly management fee of (i) one-sixth of one percent (0.167%) of the aggregate capital accounts of the Investor Members on the last day of such month, and (ii) $60 for each active asset of the Company. The Company is also required to reimburse the Manager for all costs and expenses incurred solely on behalf of the Company including fees paid to and expenses of third-party service providers, other than those expenses that are specifically the responsibility of the Manager pursuant to the agreement. Management fees was waived for both the years.

Our Investments

As of December 31, 2021, the Company had 46 investments in the Residential Mortgage Loans for a total of $1,286,479 and 1 Promissory Note of ($713,625).

During year ended December 31, 2020, we invested in 77 Mortgage loans with a total principal amount of $2,210,646 and the outstanding balance was $2,210,646 and had 3 Promissory Notes for a total of ($1,422,809).

Liquidity and Capital Resources

The Company is seeking to raise up to $15,000,000 of capital in this Offering by selling Class A Investor Shares to Investors. To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by the loans and other property owned by the Company. Typically, we are able to borrow approximately 70% of the purchase price of loans. The Company does not currently have any capital commitments. We expect to deploy most of the capital we raise in the Offering in buying loans. Should we need more capital for any reason, we intend to either sell more Class A Investor Shares or sell other classes of securities.

In selling Class A Investor Shares or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000 of securities using Regulation A during any period of 12 months.

Off-Balance Sheet Arrangements

As of December 31, 2021, and 2020, we had no off-balance sheet arrangements.

Item 3. Directors and Officers

Key Contributors

Name	Position	Age	Term of Employment	Time Commitment
Executive Officers
Terrence Osterman	Co-Founder	42	Indefinite	See Below
Richard Allen	Co-Founder	39	Indefinite	See Below

Significant Employees
Miriam Burgos	Operations Manager	59	At Will	See Below
Brett Burky	Director of Business Development	39	At Will	See Below
Mike Mclin	Director of Technology	40	At Will	See Below

Employer

The Company itself has no employees. All of the individuals listed above are employees of Cloud Capital Management, LLC, which is the Manager of the Company.

Time Commitment

Mr. Osterman and Mr. Allen will devote such time to the business of the Company as they determine in their discretion. They will not work full- time on the Company’s business and will manage other business interests in addition to the Company. Nevertheless, each currently expects to spend approximately 35 hours per week on the Company’s business.

Following is the number of hours per week we expect each “Significant Employee” to devote to the Company’s business:

Significant Employees	Approximate Hours per Week
Miriam Burgos	40
Brett Burky	20
Mike Mclin	15

Family Relationships

There are no family relationships among the Executive Officers and Significant Employees.

Ownership of Related Entities

The Company is an affiliate of the Company’s Manager, Cloud Capital Management, LLC, a Florida limited liability company D/B/A MWM, which is ultimately owned and controlled by Mr. Osterman and Mr. Allen.

Business Experience

Terrence Osterman

Mr. Osterman begin his career in sales in the real estate investment space at RealNet USA, where he worked between 2006 and 2008. RealNet was a large-scale wholesaler of investment homes and nationwide hard money lender. Mr. Osterman learned how to source, evaluate, fund, sell and repair “low value” investment properties, and established a keen sense of how the single family real estate investment world worked. Mr. Osterman also originated loans as a hard money lender for home renovation investment. Mr. Osterman was involved in successfully closing and funding hundreds of “low value” fixer upper single family homes during his tenure, while successfully managing his own triplex property until its eventual successful sale.

From 2008-2009, Mr. Osterman and a few partners founded their own real estate investment firm, called Compass Group Realty, LLC and coupled it with co-founding a company called StopForeclosureShop.com that attempted to help homeowners save their homes by assisting and negotiating for them through the loan modification process (his first socially responsible business venture). By 2009, Mr. Osterman and his co-founders (including Mr. Allen, discussed below) changed the name of this business to InvestmentHomesDirect.com, and started to scale their efforts in the real estate investment space, growing to over 20 people and eventually opening a second office in Tampa, Florida. At its peak, InvestmentHomesDirect.com was buying and selling 20 -25 “low value” single family homes a month from two offices and with over 30 employees. The end of this journey came in 2011, when Mr. Osterman and Mr. Allen decided to sell their interest to the last remaining founder and start up another real estate investment company called RT Equity Investments, LLC.

In 2014, Mr. Allen and Mr. Osterman opened an investment firm, Cloud Capital Management, LLC, that focuses on investing in small to medium balanced non-performing debt. Over the past three years, they managed a multimillion-dollar mortgage note portfolio focused on capital efficiency and capital preservation.

Richard Allen

After graduating from the University of Central Florida, Mr. Allen obtained his real estate license in [Florida] and began working for Realnet USA in 2005, where he was consistently a top producer. During his time at RealNet, Mr. Allen gained experience in evaluating residential real estate as an investment and exploring options of multiple exit strategies for each asset.

In 2008, in the midst of what is now known as the largest financial crisis since the Great Depression and collapsing housing market, Mr. Allen and a few co-workers opened their own wholesale firm that eventually became known as InvestmentHomesDirect.com. In December of 2011, after growing the company for three years and boasting a track record of purchasing over 400 single family homes with a purchase price of $25,000,000 and a market value of $45,000,000 Mr. Allen and Mr. Osterman sold their interests in the company to the remaining partner.

In 2014, Mr. Allen and Mr. Osterman opened Cloud Capital Management, LLC to focus on investing in small to medium balanced nonperforming mortgage loans. Over the past three years, they have managed a multi-million dollar mortgage note portfolio focused on capital efficiency and capital preservation.

Mr. Allen and Mr. Osterman have continued to disrupt the mortgage space by attempting to bring transparency and liquidity to the secondary mortgage note market through a proprietary online trading platform known as Paperstac.com. Paperstac.com seeks to provide a secure secondary trading platform environment for mortgage note trading.

Miriam Burgos

Miriam has over a decade of experience in both residential and commercial real estate. Over the last 10 years, her experience has been concentrated in developer, broker, and investor transactions and her areas of knowledge include acquisitions, ground-up development, remodels, lease negotiations, and franchisee start-ups. Her positions include:

●	Executive Administrative Assistant for private lender; KSC Mortgage

●	Administrative Assistant: The Sofran Group; A commercial & real estate development company

●	Executive Administrative Assistant for 7-Eleven, Commercial New Store Development (10 member division)

●	Administrative Assistant: DC Project & Construction Management

Brett Burky

Brett began his marketing career in 2003 in affiliate marketing. His main focus was on the different “traffic” sources on the internet and at that time SEO was his primary form of traffic.

From 2007 until 2010, Brett was a partner in a marketing agency where he managed six-figure monthly adwords budgets. Clients at that time included theme parks, professional speakers, and local businesses. At this time, he built on his digital marketing skills in SEO, Paid Search and Social Marketing.

In late 2010, he left the agency to be able to start his own startup with a team of venture capital investors. He built a team of 15 content writers, a developer, and a media business partner. Brett developed over 150 websites all focused on affiliate marketing for different niches from weight loss to candles. In 2012 Brett left the affiliate marketing world to focus on teaching.

Mike Mclin

Mike graduated from Full Sail University in 2003 with a degree in 3D Computer Animation. Shortly after graduating, Mike formed Clermont Media Group, a video production company, with two partners. In its first year the company released a wakeboard instructional DVD set titled “The Book,” which has sold over 100,000 discs worldwide and become wakeboarding industry’s top selling DVD of all-time.

From August 2010 to June 2013, Mike led an internet marketing team at a large real estate company where, among other things, he created a custom booking engine. In June 2013 he became a Senior Web Engineer at an eLearning company based in Orlando, FL.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Item 4. Security Ownership of Management and Certain Security Holders

Security Ownership of Management

The limited liability company interests of the Company are represented by 20,000,000 “Shares,” of which 19,000,000 are designated as “Investor Shares” and 1,000,000 as “Common Shares.” Of the 19,000,000 total Investor Shares, 5,000,000 have been designated as “Class A Investor Shares.”

All the Common Shares are owned by the Company’s Manager. The Class A Investor Shares will be owned by Investors.

As of December 31, 2021, and 2020 the Shares are owned as follows:

Common Shares

Year	Name and Address of Owner	Amount of Ownership	Percent of Class
2020	Cloud Capital Management LLC*	1,000,000	100%
	300 S Orange Ave, Suite 1000
	Orlando, Florida 32801

2021	Cloud Capital Management LLC*	1,000,000	100%
	300 S Orange Ave, Suite 1000
	Orlando, Florida 32801

Class A Investor Shares

Year	Name and Address of Owner	Amount of Ownership	Percent of Class
2020	Class A Investor	100,147	100%

2021	Class A Investor	97,569	100%

*	Cloud Capital Management, LLC is the Manager of the Company and, as of the date of formation, is owned and controlled by Terrence Osterman and Richard Allen. Cloud Capital Management, LLC has filed a fictitious name registration with the Florida Division of Corporations and is doing business as “MWM”.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 3, “Related Party Arrangements” in Item 7 “Financial Statements”.

Item 6. Other Information

None.

Item 7. Financial Statements

MONEY WITH MEANING FUND, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Together with

Independent Auditors’ Report

Money With Meaning Fund LLC

300 S. Orange Ave.

Suite 1000

Orlando, Florida 32801

Subject:	2021 Annual Report

Please find attached your copy of the 2021 Annual Report of Money with Meaning Fund LLC.

I, Terrence Osterman, affirm that, to the best of my knowledge and belief the accompanying financial statement and supporting schedules pertaining to the firm of Money with Meaning Fund LLC, as of December 31, 2021, are true and correct.

Sincerely,

Terrence Osterman
Manager
Money with Meaning Fund LLC

Date signed  09/13/2022

MONEY WITH MEANING FUND, LLC

INDEPENDENT AUDITORS’ REPORT

To the Members of Money with Meaning Fund LLC

Opinion

We have audited the consolidated financial statements of Money with Meaning Fund LLC, which comprise the statement of financial condition and condensed schedule of investments as of December 31, 2021, and the related statements of operations and changes in members equity, and cash flows for the year then ended, and the related notes to the financial statements. The financial statements of Money with Meaning Fund LLC as of December 31, 2020, were audited by other auditors whose report dated February 24, 2022 expressed an unqualified opinion on those statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Money with Meaning Fund LLC as of December 31, 2021, and the results of its operations and its cash flows for the year in accordance with accounting principles generally accepted in the United States of America

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Money with Meaning Fund LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Money with Meaning Fund LLC ’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the judgment of a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Money with Meaning Fund LLC ’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Money with Meaning Fund LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Emphasis of Other Matters

As discussed in Note 2, the financial statements include securities valued at approximately $1,286,000 and $2,211,000 at December 31, 2021 and 2020, respectively, whose fair values have been estimated by the manager of Money with Meaning Fund LLC in the absence of readily ascertainable market values. However, because of the inherent uncertainty of the valuation, the estimated values determined by the manager of Money with Meaning Fund LLC may differ significantly from the values that would have been used had a ready market for the investment securities existed, and the differences could be material.

Material Uncertainty Related to Going Concern

The accompanying financial statements have been prepared assuming that Money with Meaning Fund LLC will continue as a going concern. As discussed in Notes 2 and 9 to the financial statements, Money with Meaning Fund LLC is not raising any more money by way of contribution and is selling its assets. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bloomingdale, IL

September 9, 2022

MONEY WITH MEANING FUND, LLC

STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS’ EQUITY
AS OF DECEMBER 31, 2021 AND 2020

	2021	2020
Assets
Investments in Residential Mortgage Loans (cost $1,286,479) (cost $2,210,646)	$1,286,479	$2,210,646
Cash and cash equivalents	326,413	76,388
Contributions receivable	-	34,560
Receivable from Loan Servicer	-	4,279
Due from Manager	53,653	-
Interest receivable	2,601	2,720
Other assets	4,081	-
Total Assets	$1,673,227	2,328,593

Liabilities and Members’ Equity

Promissory notes	$713,625	$1,422,809
Due to Manager	9,959	142,421
Interest payable	13,421	-
Professional fees payable	20,035	17,250
Payable to Loan Servicer	3,405	-
Redemptions payable	5,357	-
Contributions received in advance	700	1,210
Legal expenses payable	-	1,111
Total Liabilities	766,502	1,584,801

Members’ Equity: (Note 5)
Class A Shares issued and outstanding- 2020: 100,147 and 2021: 97,569 5,000,000 authorized at no par value priced at $10.00 per share	1,057,240	1,019,280
Class A Shares redeemed	(95,668)	(17,806)
Members’ deficit	(70,685)	(100,032)
Offering costs	-	(128,474)
Income and retained earnings	15,838	(29,176)
Total Members’ Equity	906,725	743,792

Total Liabilities and Members’ Equity	$1,673,227	$2,328,593

MONEY WITH MEANING FUND, LLC

SCHEDULES OF INVESTMENTS

AS OF DECEMBER 31, 2021

Date of Note	Sector	Seller	Cost per loan	Fair Market Value	Percentage of Members’ Equity	Interest Rate	Maturity Rate
Investments in Mortgage Loans
09/28/2020	United States Mortgage Loans	Sage View LLC - Series DA	$67,254	$67,254	7.42%	8.50%	06/15/2050
10/15/2020	United States Mortgage Loans	Sage View LLC - Series BJ	61,709	61,709	6.81%	8.00%	10/01/2050
11/16/2020	United States Mortgage Loans	Sage View LLC – Series DX	60,426	60,426	6.66%	8.50%	11/01/2050
02/22/2021	United States Mortgage Loans	Sage View LLC – Series AC	53,807	53,807	5.93%	8.50%	04/15/2050
09/09/2019	United States Mortgage Loans	RT Equity Investments LLC	46,610	46,610	5.14%	6.50%	03/01/2045
09/29/2020	United States Mortgage Loans	Sage View LLC – Series DQ	45,897	45,897	5.06%	8.50%	09/15/2050
07/14/2020	United States Mortgage Loans	Sage View LLC – Series DE	45,240	45,240	4.99%	8.00%	06/15/2050
11/16/2020	United States Mortgage Loans	Sage View LLC – Series J	45,214	45,214	4.99%	8.90%	11/01/2050
07/14/2020	United States Mortgage Loans	Sage View LLC – Series DG	43,021	43,021	4.74%	8.90%	06/15/2050
09/09/2019	United States Mortgage Loans	RTE 1 LLC	42,979	42,979	4.74%	4.88%	01/01/2041
10/14/2020	United States Mortgage Loans	Sage View LLC – Series DT	42,781	42,781	4.72%	8.90%	02/01/2034
07/15/2020	United States Mortgage Loans	Sage View LLC – Series DH	42,649	42,649	4.70%	8.50%	06/15/2040
11/09/2020	United States Mortgage Loans	Lost Creek Acquisitions LLC	42,545	42,545	4.69%	8.80%	10/01/2040
08/04/2021	United States Mortgage Loans	Sage View LLC – Series DC	41,560	41,560	4.58%	8.50%	06/15/2050
07/20/2020	United States Mortgage Loans	Sage View LLC – Series DK	37,224	37,224	4.11%	8.90%	07/01/2040
10/01/2020	United States Mortgage Loans	Sage View LLC – Series DS	37,016	37,016	4.08%	8.90%	09/15/2040
07/20/2020	United States Mortgage Loans	Sage View LLC – Series DJ	35,959	35,959	3.97%	9.09%	07/01/2035
09/29/2020	United States Mortgage Loans	Sage View LLC – Series Y	34,329	34,329	3.79%	8.90%	08/15/2050
12/31/2020	United States Mortgage Loans	Sage View LLC – Series BM	33,200	33,200	3.66%	8.50%	11/15/2050
08/17/2021	United States Mortgage Loans	Sage View LLC – Series DB	30,178	30,178	3.33%	8.50%	06/15/2040
01/14/2021	United States Mortgage Loans	Sage View LLC – Series EB	29,739	29,739	3.28%	8.76%	12/01/2040

MONEY WITH MEANING FUND, LLC

SCHEDULES OF INVESTMENTS (CONTINUED)

AS OF DECEMBER 31, 2021

Date of Note	Sector	Seller	Cost per loan	Fair Market Value	Percentage of Members’ Equity	Interest Rate	Maturity Date
06/17/2020	United States Mortgage Loans	Sage View LLC - Series CS	$29,522	$29,522	3.26%	9.38%	05/15/2040
09/09/2019	United States Mortgage Loans	RTE 1 LLC	28,199	28,199	3.11%	7.00%	10/01/2055
09/09/2019	United States Mortgage Loans	RTE 1 LLC	27,057	27,057	2.98%	4.33%	05/01/2033
10/21/2020	United States Mortgage Loans	ACCUMULATIVE INVESTMENTS LLC	25,620	25,620	2.83%	-	01/22/2028
03/16/2020	United States Mortgage Loans	Sage View LLC - Series CR	22,518	22,518	2.48%	9.50%	03/01/2026
10/13/2020	United States Mortgage Loans	Sage View LLC - Series DU	22,202	22,202	2.45%	8.76%	10/01/2035
07/16/2020	United States Mortgage Loans	Lost Creek Acquisitions LLC	20,894	20,894	2.30%	9.11%	06/15/2035
1/00/1900	United States Mortgage Loans	Sage View LLC - Series CP	20,481	20,481	2.26%	9.00%	03/01/2030
10/20/2020	United States Mortgage Loans	NOTES ARE US, LLC	19,890	19,890	2.19%	9.00%	11/15/2031
10/14/2020	United States Mortgage Loans	Sage View LLC - Series L	19,665	19,665	2.17%	8.00%	06/01/2050
12/03/2020	United States Mortgage Loans	Sage View LLC - Series AD	17,799	17,799	1.96%	8.50%	05/01/2033
12/07/2020	United States Mortgage Loans	Sage View LLC - Series EC	17,726	17,726	1.95%	8.90%	11/15/2030
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	16,471	16,471	1.82%	10.00%	07/01/2028
09/09/2019	United States Mortgage Loans	RT Equity Investments LLC	14,880	14,880	1.64%	10.50%	10/01/2029
04/16/2020	United States Mortgage Loans	Sage View LLC - Series CO	14,038	14,038	1.55%	9.50%	02/15/2030
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	13,272	13,272	1.46%	-	09/01/2034
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	9,564	9,564	1.05%	-	04/01/2029
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	9,425	9,425	1.04%	-%	01/01/2032
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	8,266	8,266	0.91%	-%	03/01/2030
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	6,072	6,072	0.67%	10.00%	03/01/2028
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	3,354	3,354	0.37%	9.00%	02/01/2027

MONEY WITH MEANING FUND, LLC

SCHEDULES OF INVESTMENTS (CONTINUED)

AS OF DECEMBER 31, 2021

Date of Note	Sector	Seller	Cost per loan	Fair Market Value	Percentage of Members’ Equity	Interest Rate	Maturity Date
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	$225	$225	0.02%	10.00%	05/01/2022
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	2	2	-	10.00%	09/01/2022
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	-	-	-	10.00%	12/01/2021
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	-	-	-	10.00%	10/01/2032
	Total Mortgage Loans		$1,286,479	$1,286,479	141.86%

MONEY WITH MEANING FUND, LLC

SCHEDULES OF INVESTMENTS

AS OF DECEMBER 31, 2020

Date of Note	Sector	Seller	Cost per loan	Fair Market Value	Percentage of Members’ Equity	Interest Rate	Maturity Date
Investments in Mortgage Loans
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	$3,141	$3,141	0.42%	10.00%	12/01/2021
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	13,385	13,385	1.80%	0.00%	04/01/2029
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	16,375	16,375	2.20%	0.00%	09/01/2034
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	5,548	5,548	0.75%	0.00%	02/01/2027
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	11,110	11,110	1.49%	0.00%	03/01/2030
01/31/2020	United States Mortgage Loans	ARCPE 3, LLC	11,863	11,863	1.59%	0.00%	01/01/2032
10/20/2020	United States Mortgage Loans	NOTES ARE US, LLC	30,220	30,220	4.06%	9.00%	07/15/2032
10/20/2020	United States Mortgage Loans	NOTES ARE US, LLC	20,366	20,366	2.74%	9.00%	11/15/2031
09/09/2019	United States Mortgage Loans	RTE 1 LLC	28,378	28,378	3.82%	7.00%	10/01/2055
09/09/2019	United States Mortgage Loans	RTE 1 LLC	44,336	44,336	5.96%	4.88%	01/01/2041
07/22/2020	United States Mortgage Loans	SAGE VIEW LLC - SERIES AJ	29,088	29,088	3.91%	9.63%	01/01/2040
09/09/2019	United States Mortgage Loans	RT Equity Investments LLC	47,474	47,474	6.38%	6.50%	03/01/2045
09/09/2019	United States Mortgage Loans	RTE 1 LLC	35,451	35,451	4.77%	10.00%	12/13/2030
09/09/2019	United States Mortgage Loans	RTE 1 LLC	28,850	28,850	3.88%	4.33%	05/01/2033
09/09/2019	United States Mortgage Loans	RTE 1 LLC	31,369	31,369	4.22%	10.00%	12/01/2041
09/09/2019	United States Mortgage Loans	RT Equity Investments LLC	16,699	16,699	2.25%	10.50%	10/01/2029
10/12/2020	United States Mortgage Loans	ORANGE REO II LLC	18,290	18,290	2.46%	10.00%	07/15/2041
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	17,017	17,017	2.29%	10.00%	08/01/2028
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	1,965	1,965	0.26%	10.00%	09/01/2021
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	9,431	9,431	1.27%	10.00%	04/01/2026
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	2,147	2,147	0.29%	10.00%	12/01/2021

MONEY WITH MEANING FUND, LLC

SCHEDULES OF INVESTMENTS (CONTINUED)

AS OF DECEMBER 31, 2020

Date of Note	Sector	Seller	Cost per loan	Fair Market Value	Percentage of Members’ Equity	Interest Rate	Maturity Date
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	7,966	7,966	1.07%	10.00%	03/01/2028
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	19,254	19,254	2.59%	10.00%	10/01/2030
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	26,332	26,332	3.54%	10.00%	02/01/2037
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	21,395	21,395	2.88%	10.00%	10/01/2032
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	10,661	10,661	1.43%	10.00%	07/01/2024
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	27,401	27,401	3.68%	10.00%	12/01/2041
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	16,592	16,592	2.23%	10.00%	08/01/2028
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	18,268	18,268	2.46%	10.00%	07/01/2028
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	4,495	4,495	0.60%	10.00%	05/01/2022
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	7,576	7,576	1.02%	10.00%	10/01/2024
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	21,860	21,860	2.94%	10.00%	02/01/2033
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	1,280	1,280	0.17%	10.00%	10/01/2022
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	16,231	16,231	2.18%	10.00%	03/01/2028
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	14,454	14,454	1.94%	10.00%	03/01/2028
01/31/2020	United States Mortgage Loans	PALM AVENUE HIALEAH TRUST	10,699	10,699	1.44%	10.00%	09/01/2026
10/21/2020	United States Mortgage Loans	ACCUMULATIVE INVESTMENTS LLC	30,550	30,550	4.11%	0.00%	01/22/2028
10/12/2020	United States Mortgage Loans	JOBEAN LLC	15,285	15,285	2.06%	9.90%	08/15/2043
10/14/2020	United States Mortgage Loans	NORTHWEST OHIO DEVELOPMENT AGENCY	22,000	22,000	2.96%	5.50%	05/05/2042
01/00/1900	United States Mortgage Loans	Sage View LLC - Series CP	21,228	21,228	2.85%	9.00%	03/01/2030
02/22/2021	United States Mortgage Loans	Sage View LLC - Series AC	54,199	54,199	7.29%	8.50%	04/15/2050
08/10/2020	United States Mortgage Loans	Sage View LLC - Series CV	40,825	40,825	5.49%	8.90%	05/15/2050

MONEY WITH MEANING FUND, LLC

SCHEDULES OF INVESTMENTS (CONTINUED)

AS OF DECEMBER 31, 2020

Date of Note	Sector	Seller	Cost per loan	Fair Market Value	Percentage of Members’ Equity	Interest Rate	Maturity Date
10/28/2020	United States Mortgage Loans	Lost Creek Acquisitions LLC	52,943	52,943	7.12%	8.90%	05/15/2050
07/13/2020	United States Mortgage Loans	Goose Creek Holdings LLC	56,745	56,745	7.63%	8.50%	06/01/2050
06/17/2020	United States Mortgage Loans	Sage View LLC - Series CS	30,014	30,014	4.04%	9.38%	05/15/2040
09/28/2020	United States Mortgage Loans	Sage View LLC - Series DA	68,018	68,018	9.14%	0.09%	06/15/2050
08/17/2021	United States Mortgage Loans	Sage View LLC - Series DB	30,227	30,227	4.06%	8.50%	06/15/2040
09/15/2020	United States Mortgage Loans	Hua Hin Acquisitions LLC	9,500	9,500	1.28%	24.00%	09/15/2024
03/16/2020	United States Mortgage Loans	Sage View LLC - Series CR	26,662	26,662	3.58%	9.50%	03/01/2026
04/16/2020	United States Mortgage Loans	Sage View LLC - Series CO	14,543	14,543	1.96%	9.50%	02/15/2030
-	United States Mortgage Loans	Sage View LLC - Series CK	37,840	37,840	5.09%	0.00%	-
10/14/2020	United States Mortgage Loans	Sage View LLC - Series L	19,838	19,838	2.67%	8.00%	06/01/2050
08/04/2021	United States Mortgage Loans	Sage View LLC - Series DC	41,830	41,830	5.62%	8.50%	06/15/2050
07/20/2020	United States Mortgage Loans	Sage View LLC - Series DK	37,654	37,654	5.06%	8.90%	07/01/2040
07/20/2020	United States Mortgage Loans	Sage View LLC - Series DJ	37,419	37,419	5.03%	9.09%	07/01/2035
07/15/2020	United States Mortgage Loans	Sage View LLC - Series DF	22,892	22,892	3.08%	9.10%	06/15/2035
07/17/2020	United States Mortgage Loans	Sage View LLC - Series DD	42,787	42,787	5.75%	8.90%	06/15/2040
07/16/2020	United States Mortgage Loans	Lost Creek Acquisitions LLC	21,258	21,258	2.86%	9.11%	06/15/2035
07/14/2020	United States Mortgage Loans	Sage View LLC - Series DG	43,360	43,360	5.83%	8.90%	06/15/2050
07/14/2020	United States Mortgage Loans	Sage View LLC - Series DE	45,708	45,708	6.15%	8.00%	06/15/2050
07/15/2020	United States Mortgage Loans	Sage View LLC - Series DH	43,423	43,423	5.84%	8.50%	06/15/2040
09/28/2020	United States Mortgage Loans	Sage View LLC - Series DP	61,768	61,768	8.30%	8.50%	08/01/2050
09/29/2020	United States Mortgage Loans	Sage View LLC - Series Y	34,588	34,588	4.65%	8.90%	08/15/2050

MONEY WITH MEANING FUND, LLC

SCHEDULES OF INVESTMENTS (CONTINUED)

AS OF DECEMBER 31, 2020

Date of Note	Sector	Seller	Cost per loan	Fair Market Value	Percentage of Members’ Equity	Interest Rate	Maturity Date
09/29/2020	United States Mortgage Loans	Sage View LLC - Series DQ	46,246	46,246	6.22%	8.50%	09/15/2050
10/01/2020	United States Mortgage Loans	Sage View LLC - Series DS	37,750	37,750	5.08%	8.90%	09/15/2040
10/13/2020	United States Mortgage Loans	Sage View LLC - Series DU	22,994	22,994	3.09%	8.76%	10/01/2035
10/14/2020	United States Mortgage Loans	Sage View LLC - Series DT	44,664	44,664	6.00%	8.90%	02/01/2034
11/09/2020	United States Mortgage Loans	Lost Creek Acquisitions LLC	43,242	43,242	5.81%	8.80%	10/01/2040
10/15/2020	United States Mortgage Loans	Sage View LLC - Series BJ	62,316	62,316	8.38%	8.00%	10/01/2050
01/00/1900	United States Mortgage Loans	Sage View LLC - Series DV	22,490	22,490	3.02%	0.00%	-
11/16/2020	United States Mortgage Loans	Sage View LLC - Series DX	60,690	60,690	8.16%	8.50%	11/01/2050
11/16/2020	United States Mortgage Loans	Sage View LLC - Series J	45,524	45,524	6.12%	8.90%	11/01/2050
12/03/2020	United States Mortgage Loans	Sage View LLC - Series AD	20,234	20,234	2.72%	8.50%	05/01/2033
12/07/2020	United States Mortgage Loans	Sage View LLC - Series EC	18,981	18,981	2.55%	8.90%	11/15/2030
12/14/2020	United States Mortgage Loans	Sage View LLC - Series ED	111,920	111,920	15.05%	0.09%	12/01/2050
01/14/2021	United States Mortgage Loans	Sage View LLC - Series EB	30,324	30,324	4.08%	8.76%	12/01/2040
12/31/2020	United States Mortgage Loans	Sage View LLC - Series BM	33,200	33,200	4.46%	8.50%	11/15/2050

	Total Mortgage Loans		$2,210,646	$2,210,646	297.21%

MONEY WITH MEANING FUND, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Investment Income
Interest income	$168,574	$64,484
Corporate advance income	986	-
Other income	1,948	3,474
Total Investment Income	171,508	67,958

Expenses
Interest expenses	120,137	17,608
Administration fees	52,000	37,940
Marketing costs	44,328	40,196
Loan servicing fees	19,897	14,694
Audit & tax fees	16,978	16,980
Legal expenses	17,308	14,014
Professional fees	12,905	1,869
Bank fees	6,249	4,041
Corporate advance expenses	4,908	3,571
Other expenses	7,981	-
Total Expenses	302,691	150,913
Expenses reimbursed by the Manager	(14,703)	(4,695)
Net Expenses	287,988	146,218

Net Investment Loss	(116,480)	(78,260)

Realized and Unrealized Gain on Investments
Realized gain from Residential Mortgage Loans	132,318	49,084
Net Income (Loss)	$15,838	$(29,176)

MONEY WITH MEANING FUND, LLC
STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2021 AND 2020

Members’
Equity/(Deficit)

Balance, January 1, 2020	$395,048
Class A shares issued	412,780
Class A shares redeemed	(17,806)
Offering costs	(17,054)
Net loss from operations	(29,176)
Balance, December 31, 2020	$743,792

Class A shares issued	37,960
Class A shares redeemed	(77,862)
Offering costs	128,474
Common share adjustment	58,523
Net gain from operations	15,838
Balance, December 31, 2021	$906,725

MONEY WITH MEANING FUND, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$15,838	$(29,176)
Purchases of investments	(46,101)	(2,110,308)
Proceeds from sale of investments	1,102,586	257,413
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net realized gain (loss) on investments	(132,318)	(49,084)
Net (increase) decrease in receivable from Loan Servicer	4,279	(2,503)
Net (increase) decrease in interest receivable	119	(542)
Net (increase) decrease in other assets	(4,081)	-
Net (increase) decrease in due from Manager	(53,653)	-
Net increase (decrease) in due to Manager	(132,462)	(30,888)
Net increase (decrease) in interest payable	13,421	-
Net increase (decrease) in professional fees payable	2,785	17,250
Net increase (decrease) in payable from Loan Servicer	3,405	-
Net increase (decrease) in legal expenses payable	(1,111)	1,111
Net increase (decrease) in administrative fees payable	-	(6,000)
Net increase (decrease) in management fees payable	-	(5,152)
Net increase (decrease) in accounts payable	-	(15,791)
Net Cash Provided by (Used in) Operating Activities	772,707	(1,973,670)

Cash Flows from Financing Activities:
Proceeds (cost) from debt financing of investment purchases	(709,184)	1,406,312
Offering cost forgiveness	128,474	-
Equity adjustment	58,523	-
Proceeds from share issued, net of contributions received and contributions received in advance	72,010	394,430
Payments for capital redemptions, net of capital redemptions payable	(72,505)	(17,806)
Net Cash (Used in) Provided by Financing Activities	(522,682)	1,782,936

Net Increase (Decrease) in Cash and Cash Equivalents	250,025	(190,734)
Cash and Cash Equivalents, Beginning of Year	76,388	267,122
Cash and Cash Equivalents, End of Year	$326,413	$76,388

MONEY WITH MEANING FUND, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS

Money With Meaning Fund, LLC (the “Company”), is a limited liability company organized on May 8, 2017 under the laws of Delaware. The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on real estate (typically a single-family residential property) and delinquent in payment, and work with homeowners to resolve the nonperforming loans in a socially conscious manner. Refer to the Company’s offering statement (the Agreement) for more information.

The Company is managed by Cloud Capital Management, LLC (the “Manager”), a Florida limited liability company. The Manager (a related party) has exclusive control over all aspects of the Company’s business in its role as Manager.

As of May 8, 2017, the Company has commenced its planned principal operations and has started generating revenue. The Company is offering its Class A Units to raise further capital. The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management’s Plans

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company holds $326,413 in cash as of December 31, 2021 and $76,388 as of December 31, 2020.

If we are unable to obtain sufficient amounts of capital, we may be required to reduce the scope of our planned loan operations, which could harm our business, financial condition and operating results. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is dependent upon additional capital resources for its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Concentration of Cash Balance

The Company’s cash balances in bank deposit accounts, at times, may exceed federally insured limits. The Company is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfill contractual obligations on its behalf. Management monitors the financial condition of such financial institutions and does not anticipate any losses from these counterparties.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable. The carrying amounts reported in the balance sheet approximate their value.

Fair Value of Financial Instruments (continued)

The following table presents information about the Company’s assets shown by major category within the fair value hierarchy as of December 31, 2021 and December 31, 2020:

Description	Level 1	Level 2	Level 3	Total
2021
Assets
Residential Mortgage Loans	$-	$-	$1,286,479	$1,286,479
	$-	$-	$1,286,479	$1,286,479
2020
Assets
Residential Mortgage Loans	$-	$-	$2,210,646	$2,210,646
	$-	$-	$2,210,646	$2,210,646

The following table includes a roll forward for the year ended December 31, 2021 and December 31, 2020, of the amount of financial instruments classified within Level 3. The classification of a financial instrument within Level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

Fair Value Measurements using Significant Unobservable Inputs (Level 3)

Assets	Balance at January 1, 2021	Transfers Into (Out of) Level 3	Purchases	Sales/ Proceeds (1)	Realized gain/(loss)	Balance at December 31, 2021
Residential Mortgage Loans	$2,210,646	$-	$46,101	$(1,102,586)	$132,318	$1,286,479

Assets	Balance at January 1, 2021	Transfers Into (Out of) Level 3	Purchases	Sales/ Proceeds (1)	Realized gain/(loss)	Balance at December 31, 2021
Residential Mortgage Loans	$309,224	$-	$2,110,309	$(257,971)	$49,084	$2,210,646

The following table summarizes the valuation technique and significant unobservable inputs used for the Company’s investments that are categorized in Level 3 of the fair value hierarchy as of December 31, 2021 and December 31, 2020:

	Fair value	Valuation technique	Unobservable inputs	Range of inputs
2021
Assets
Residential Mortgage Loans	$1,286,479	Cost basis	Loss severities, probabilities of defaults	0.00% - 10.50%

2020
Assets
Residential Mortgage Loans	$2,210,646	Cost basis	Loss severities, probabilities of defaults	0.00% - 10.50%

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Interest income is recorded on the accrual basis when earned.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is a Delaware limited liability company and is treated as a pass-through entity for federal income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the members on its individual tax return.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company income tax returns are subject to examination by the appropriate tax jurisdictions. As of December 31, 2021, the Company’s federal and state tax returns generally remain open for the last three years.

Deferred Offering Costs

The Company capitalizes costs of its offering of securities which will be applied against proceeds received if successful. If unsuccessful, such costs will be expensed. Deferred offering costs consist principally of expenses incurred in connection with an offering the Company has commenced during 2019 under Regulation A. The following table presents information about the deferred offering cost during the year 2021 and 2020 respectively:

Amount
Balance, December 31, 2019	$111,420
Charged to Members’ Equity during 2020	17,054
Balance, December 31, 2020	128,474
Charged to Members’ Equity during 2021	(128,474)
Balance, December 31, 2021	$-

Loans Held for Investment

Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collection of interest. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest payments received on such loans are applied as a reduction to the loan balance. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Management review loans for impairment when the loan is classified as substandard or worse, delinquent 90 days, determined by management to be collateral dependent, or when the borrower files bankruptcy or is granted a troubled debt restructure. Measurement of impairment is based on the loan’s expected future cash flows discounted at the loan’s effective interest rate, measured by reference to an observable market value, if one exists, or the fair value of the collateral if the loan is deemed collateral dependent. The Company selects the measurement method on a loan-by-loan basis except those loans deemed collateral dependent. All loans are generally charged- off at such time the loan is classified as a loss. The Managing member has to option to change these specific terms due to their discretion.

Promissory Notes

On January 29, 2020, the Company executed a Loan Agreement with Palm Avenue Hialeah Trust (the “Trust”) and the Trust’s affiliate, ARCPE 3, LLC (“ARCPE”). On the same date, the Company entered into two promissory note agreements. The first was with the Trust for $124,414 and the second was with ARCPE for $31,712. Both notes incur interest at 12% per annum payable on the 1st day of each month commencing on March 1, 2020 and both shall be due and payable in full on January 29, 2023. In case of a default on either note, the Company would incur an additional interest of 5% per annum over the initial interest rate. The balance outstanding of the notes as of December 31, 2020 was $ 150,866 all of which was paid off during the year ended December 31, 2021. Interest expense incurred on the notes for the years ended December 31, 2021 and 2020 was approximately $12,000 and $14,000, respectively.

Promissory Notes (continued)

On December 30, 2020, the Company entered into a promissory note agreement with Pikes Peak Capital LLC for $1,271,941 pursuant to a Loan Agreement executed as of the same date between the Company and Puerto Rico LLC. The promissory note incurs interest at 9.9% per annum payable on or about the 25th day of each month and shall be due and payable in full on December 30, 2023. During the years 2021 and 2020, the Company paid off principal of $558,316 and $0 and had an outstanding balance of $713,625 and $1,271,941, respectively. Interest expense incurred on the note for the years ended December 31, 2021 and 2020 was approximately $108,000 and $0 respectively.

Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are recorded at fair value less cost to sell with any excess loan balance charged against the allowance for estimated loan losses. The Company will obtain an appraisal and/or market valuation on all real estate owned at the time of possession. After foreclosure, valuations are periodically performed by management. Any subsequent fair value losses are recorded to other real estate owned operations with a corresponding write-down to the asset. All legal fees and direct costs, including foreclosure and other related costs are expensed as incurred. No real estate properties are held as of December 31, 2021 and December 31, 2020 and no such expenses were incurred for the years ended December 31, 2021 and December 31, 2020.

NOTE 3 - RELATED PARTY TRANSACTIONS

Expenses of the Company from inception through October 2019 were paid by the Manager on the Company’s behalf. After October 2019 the Company is bearing all expenses. As per the Agreement, the Company will reimburse the Manager, without interest, for these expenses. Amounts due to the related party Manager were $9,959 and $142,421 as of December 31, 2021, and 2020, respectively.

Amounts due from the related party Manager were $53,653 and $0 as of December 31, 2021, and 2020, respectively.

On November 1, 2018, the Company entered into a management services agreement with the Manager. Under the agreement, the Manager is entitled to a monthly management fee of (i) one-sixth of one percent (0.167%) of the aggregate capital accounts of the investors on the last day of such month, and (ii) $60 for each active asset of the Company. The Company is also required to reimburse the Manager for all costs and expenses incurred solely on behalf of the Company including fees paid to and expenses of third -party service providers, other than those expenses that are specifically the responsibility of the Manager pursuant to the agreement.

The Company has made a $100.00 US dollar capital investment in the MWM Vision I, LLC (the “Related Company”), a limited liability company organized and existing under the laws of the state of Colorado. On December 10, 2020, the Related Company is adopted and entered into on, by the company and by its special manager, Pikes Peak Capital LLC, as collateral agent on behalf of one or more lenders, a Puerto Rico limited liability company, or its designee (its “Special Manager”). The Related Company’s profits and losses are allocated 100% to the Company in accordance with its 100% ownership interest.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

On November 7, 2018, the Company entered into a joinder agreement to become a party to an existing loan servicing agreement between the Manager and a third- party loan servicing company, however, only with respect to assets owned by the Company. Under the agreement, the loan servicing company agrees to service and administer the Company’s mortgage loans and real estate owned (“REO”) properties in exchange for per asset monthly servicing fees, and if applicable, default resolution fees of up to 2.25% of related unpaid principal balances (“UPBs”), disposition/property liquidation fees of up to 2.5% of UPBs, and deboarding fees for REOs equal to 2% of net proceeds. The agreement automatically renewed for a one- year term on May 23, 2019, and on each successive anniversary unless mutually cancelled by both parties 90-days prior to the anniversary date. No expenses were incurred related to this agreement for the years ended December 31, 2021 or 2020.

On November 14, 2018, the Company entered into an asset management agreement with a third-party asset management company. Under the agreement, the asset management company agreed to provide oversight of all loan servicers with respect to the servicing of the Company’s mortgage loans, and to administer, manage and dispose of the Company’s REO properties. Such services will be provided in exchange for asset management fees comprised of acquisition fees (1% of the Company’s purchase price of its assets), mortgage loan management fees (1% per annum of the Company’s purchase price of its assets, payable monthly, and 1% of sales proceeds upon disposition), and REO management fees (1% of sales proceeds upon closing of sales). The Company may terminate the agreement with or without cause by providing 30-days’ notice to the asset management company. No expenses were incurred related to this agreement for the years ended December 31, 2021 or 2020.

NOTE 5 – MEMBERS’ EQUITY

Limited Liability Company Units

In accordance with the Agreement, profits and losses of the Company are allocated to partners according to their respective interests in the Company. Limited partners have redemption rights which contain certain restrictions with respect to rights of withdrawal from the Company as specified in the Agreement.

On July 1, 2017, the Company defined the limited liability interests in the Company in the Agreement. Such interests are denominated into 20,000,000 “Shares”, consisting of 1,000,000 units and 19,000,000 “Investor Shares”. The Manager owns all of the 1,000,000 units. As of December 31, 2020 and 2021, the Class A investors owned 100,147 and 97,569 shares for a total of $1,001,473 and $906,725, respectively. Refer to the Agreement for more information.

The Manager of the Company is authorized to further divide the Investor Shares into one or more series and must document the number of shares, and the rights and preferences of such series in formal authorizing resolutions. The Manager has full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and to make all decisions regarding such matters. Refer to the Agreement for more information.

Contribution Receivable in Advance

Contributions received in advance represent amounts owed to members for cash received prior to the effective date of such contributions.

Redemptions Payable

Redemptions payable represent amounts due to members based on withdrawals effective through December 31, 2021 and 2020 respectively.

NOTE 6 – PRINCIPAL RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS

In the normal course of business, the Company has investments and enters into various financial transactions where the risk of potential loss due to market risk, credit risk and other risks can equal or exceed the related amounts recorded. The success of any investment activity is influenced by general economic conditions that may affect the level and volatility of equity prices, credit spreads, interest rates and the extent and timing of investor participation in the markets for both equity and interest rate sensitive investments. Unexpected volatility or illiquidity in the markets in which the Partnership directly or indirectly holds positions could impair its ability to carry out its business and could cause losses to be incurred. See below for a detailed description of selected principal risks.

Market risk represents the potential loss that can be caused by increases or decreases in the fair value of investments. The Company’s exposure to market risk is directly influenced by a number of factors, including volatility and liquidity of the markets in which the financial instruments are traded.

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations. In addition to its investments, the Company is subject to credit risk to the extent a custodian with whom its conducts business is unable to fulfill contractual obligations.

Equity risk is the risk that the market value of the financial instruments may decline due to general market conditions, such as political or macroeconomic factors. Additionally, the financial instruments may decline in value due to specific factors affecting a related industry or industries.

Interest rate risk is the risk that the value of financial instruments may fluctuate as a result of changes in market interest rates.

NOTE 7 – MANAGEMENT INDEMNIFICATIONS

The agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager’s fraud or willful misconduct. This limitation on the liability of the Manager and other parties is referred to as “exculpation.” The agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Manager or other person is not entitled to be exculpated under the standard described in the preceding paragraph. Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

NOTE 8 – FINANCIAL HIGHLIGHTS

Financial highlights presented are for the year ended December 31, 2021:

2021
Return before management fee	1.71%
Management fee	-%
Internal rate of return	1.71%

Ratios to average members’ capital:
Net investment loss	(14.20)%

Financial highlights presented are for the year ended December 31, 2020:

2020
Return before management fee	(3.90)%
Management fee	-%
Internal rate of return	(3.90)%

Ratios to average members’ capital:
Net investment loss	(13.46)%

The financial highlights presented are for the Company’s limited member class as a whole. Due to the timing of capital contributions and withdrawals, an individual limited member’s returns may vary. The net investment income (loss) ratio excludes realized and unrealized gains (losses).

NOTE 9 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2021 and through the date of this report.

After December 31, 2021, the Company had additional Class A redemptions of approximately $11,000. In addition, approximately $596,000 was received for sales of investments and approximately $236,000 in promissory note repayments were made. Post December 31, 2021, the Company is not raising any more money by way of contribution and is selling the assets.

There were no other subsequent events requiring disclosures and or adjustments.

Item 8:

INDEX OF EXHIBITS

Exhibits

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on May 8, 2017.*

Exhibit 1A-2B	Limited Liability Company Agreement dated November 1, 2019 *

Exhibit 1A-2C	Authorizing Resolution dated November 1, 2019.

Exhibit 1A-4	Form of Investment Agreement.*

Exhibit 1A-6A	Servicing Agreement with SN Servicing Corporation.*

Exhibit 1A-6B	Master Servicing Agreement with Southside Community Development & Housing Corporation.*

Exhibit 1A-6G	Agreement between the Company and Mainstream Fund Services, Inc. dated January 9, 2019.*

Exhibit 1A-6D	Asset Management Agreement with Neighborhood Stabilization Capital Management, LLC.*

Exhibit 1A-6E	Management Services Agreement with Cloud Capital Management, LLC.*

Exhibit 1A-6F	Joinder Agreement modifying Servicing Agreement with SN Servicing Corporation.*

*	All Exhibits are incorporated by reference to those previously filed.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on November 8, 2022.

Money With Meaning Fund, LLC

By:	Cloud Capital Management, LLC As Manager

By	/s/ Terrence Osterman
Terrence Osterman, Managing Member

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Terrence Osterman
Terrence Osterman
Managing Member of Cloud Capital Management
Chief Executive Officer
November 8, 2022